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                                   EXHIBIT 16


[Andersen Letterhead]




Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


February 15, 2002


Dear Sir/Madam,

We have read the second, third and fourth paragraphs of Item 4 included in the Form 8-K dated February 9, 2002 of The Plastic Surgery Company to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP

Arthur Andersen LLP

Copy to:  Mr. Adam Romo, Chief Financial Officer, The Plastic Surgery Company